Exhibit 99-I
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Form 604

Corporations Act 2001
Section 671B

Notice of change of interests of substantial holder
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To Company Name/Scheme	WMC Resources Ltd

ACN/ARSN	004 184 598

1.	Details of substantial holder (1)

Name	Xstrata Capital Holdings Pty Limited and each of its related bodies corporate referred to in Annexure A of the Form 604 “Notice of change of interests of substantial holder” dated 30 December 2004
ACN/ARSN (if applicable)	111 756 337

There was a change in the interests of the substantial holder on	9/3/2005
The previous notice was given to the company on	9/3/2005
The previous notice was dated	9/3/2005

2.	Previous and present voting power

The total number of votes attached to all the voting shares in the company or voting interests in the scheme that the substantial holder or an associate (2) had a relevant interest (3) in when last required, and when now required, to give a substantial holding notice to the company or scheme, are as follows:

Class of securities (4)	Previous notice		Present notice
	Person’s votes	Voting power (5)	Person’s votes	Voting power (5)
Ordinary shares	1,624,101	0.1384%	1,615,594	0.1377%[1]
Note:	Voting power percentage based on an issued share capital of 1,173,411,044 as of 1 March 2005, as advised by WMC Resources Ltd to Xstrata Capital Holdigs Pty Limited on 2 March 2005.

3.	Changes in relevant interests

Particulars of each change in, or change in the nature of, a relevant interest of the substantial holder or an associate in voting securities of the company or scheme, since the substantial holder was last required to give a substantial holding notice to the company or scheme are as follows:

Date of change	Person whose relevant interest changed	Nature of change (6)	Consideration given in relation to change (7)	Class and number of securities affected	Person’s votes affected
9/3/05	Xstrata Capital Holdings Pty Limited	Acquisition of a relevant inerest in WMC Resources Ltd. ordinary shares arising upon acceptance of the takeover offer set out in the Bidder's Statement dated 16 December 2004 ("Offer").	$7.00 for each WMC Resources Ltd ordinary share.	7,341 ordinary shares	7,341
9/3/05	Xstrata Capital Holdings Pty Limited	Ceasing to hold a relevant interest as a result of withdrawal of acceptances	-	15,848 ordinary shares	15,848

4.	Present relevant interests

Particulars of each relevant interest of the substantial holder in voting securities after the change are as follows:

Holder of relevant interest	Registered holder of securities	Person entitled to be registered as holder (8)	Nature of relevant interest (6)	Class and number of securities	Person’s votes
Xstrata Capital Holdings Pty Limited	Accepting ordinary share holder	Xstrata Capital Holdings Pty Limited	Control over the exercise of power to dispose of, and exercise a right to vote attached to, the ordinary shares pursuant to acceptance received in accordance with the Offer	1,615,594 ordinary shares	1,615,594

5.	Changes in association

The persons who have become associates (2) of, ceased to be associates of, or have changed the nature of their association (9) with, the substantial holder in relation to voting interests in the company or scheme are as follows:

Name and ACN/ARSN (if applicable)	Nature of association
Not applicable	Not applicable

6.	Addresses

The addresses of persons named in this form are as follows:

Name	Address
Xstrata Capital Holdings Pty Limited and each of its related bodies corporate	c/- Bahnhofstrasse 2 PO Box 102 CH-6301 Zug Switzerland

Signature

print name	Jason Watts	capacity Attorney for Benny Levene (Director)
sign here	/s/ Jason Watts	date 10/3/2005

DIRECTIONS

(1)
If there are a number of substantial holders with similar or related relevant interests (eg a corporation and its related corporations, or the manager and trustee of an equity trust), the names could be included in an annexure to the form. If the relevant interests of a group of persons are essentially similar, they may be referred to throughout the form as a specifically named group if the membership of each group, with the names and addresses of members is clearly set out in paragraph 6 of the form.

(2)	See the definition of “associate” in section 9 of the Corporations Act 2001.

(3)	See the definition of “relevant interest” in sections 608 and 671B(7) of the Corporations Act 2001.

(4)	The voting shares of a company constitute one class unless divided into separate classes.

(5)	The person’s votes divided by the total votes in the body corporate or scheme multiplied by 100.

(6)	Include details of:

(a)  any relevant agreement or other circumstances because of which the change in relevant interest occurred. If subsection 671B(4) applies, a copy of any document setting out the terms of any relevant agreement, and a statement by the person giving full and accurate details of any contract, scheme or arrangement, must accompany this form, together with a written statement certifying this contract, scheme or arrangement; and

(b)  any qualification of the power of a person to exercise, control the exercise of, or influence the exercise of, the voting powers or disposal of the securities to which the relevant interest relates (indicating clearly the particular securities to which the qualification applies).

See the definition of “relevant agreement” in section 9 of the Corporations Act 2001.

(7)
Details of the consideration must include any and all benefits, money and other, that any person from whom a relevant interest was acquired has, or may, become entitled to receive in relation to that acquisition. Details must be included even if the benefit is conditional on the happening or not of a contingency. Details must be included of any benefit paid on behalf of the substantial holder or its associate in relation to the acquisitions, even if they are not paid directly to the person from whom the relevant interest was acquired.

(8)	If the substantial holder is unable to determine the identity of the person (eg if the relevant interest arises because of an option) write “unknown”.

(9)	Give details, if appropriate, of the present association and any change in that association since the last substantial holding notice.